U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Elliott                         Craig                  W.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   c/o Packeteer, Inc.
   10201 N. De Anza Blvd.
--------------------------------------------------------------------------------
                                    (Street)

   Cupertino                        CA                   95014
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


   Packeteer, Inc. (PKTR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     April 1, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

PKTR Common Stock                     04/01/03        M                600        A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)             600        D     $9.65
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M                400        A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)             400        D     $9.54
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M                100        A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)             100        D     $9.49
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M                200        A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)             200        D     $9.45
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M                700        A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)             700        D     $9.40
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M               2,000       A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)            2,000       D     $9.59
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M               1,000       A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)            1,000       D     $9.17
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M                200        A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)             200        D     $9.16
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M                300        A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)             300        D     $9.15
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M                500        A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)             500        D     $9.10
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M               2,000       A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)            2,000       D     $9.27
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        M               2,000       A     $3.50
------------------------------------------------------------------------------------------------------------------------------------
PKTR Common Stock                     04/01/03        S(1)            2,000       D     $9.35    461,000        D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M                600   (2)    2/24/2009  Stock      600
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M                400   (2)    2/24/2009  Stock      400
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M                100   (2)    2/24/2009  Stock      100
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M                200   (2)    2/24/2009  Stock      200
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M                700   (2)    2/24/2009  Stock      700
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M               2,000  (2)    2/24/2009  Stock      2,000
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M               1,000  (2)    2/24/2009  Stock      1,000
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M                 200  (2)    2/24/2009  Stock      200
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M                 300  (2)    2/24/2009  Stock      300
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M                 500  (2)    2/24/2009  Stock      500
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M               2,000  (2)    2/24/2009  Stock      2,000
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $3.50   04/01/03   M               2,000  (2)    2/24/2009  Stock      2,000            98,750    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $4.71                                     (2)     10/22/11  Stock                      220,000    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $48.063                                   (2)     1/26/10   Stock                      100,000    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option                                                                   Common
(Right to Buy)     $16.875                                   (2)     1/29/11   Stock                      100,000    D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: 1. Sale made pursuant to a written selling plan under Rule 10b5-1.
2. The option is exercisable as follows: (i) 25% of the option share upon completion of one year of service measured from the grant date and (ii) the balance shall vest in 36 equal monthly installments upon completion of each additional month of service.





      /s/  Terrie Leivers, Attorney-in-fact                  April 3, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2

EDGARLink 7.0 (8/00) Ver. 3.1